Exhibit 99.1

BioSpecifics Technologies Corp. Reports Fourth Quarter and Full Year
2012 Financial Results

LYNBROOK, NY – March 12, 2013 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S., today announced its financial results for the fourth quarter and full year ended December 31, 2012 and provided a corporate update.

“We are looking forward to the potential FDA approval of XIAFLEX for the treatment of Peyronie's disease followed by the anticipated commercial launch in the fourth quarter of this year, and believe in the strong commercial opportunity for XIAFLEX for this devastating disease,” reflected Thomas L. Wegman, President of BioSpecifics. “We are also very pleased to announce today that we have completed enrollment in our Phase II clinical trial for XIAFLEX for human lipoma ahead of schedule, and that we remain on track to complete enrollment in our canine lipoma Phase II trial in the first half of 2013. We plan to report top-line data for both trials in the second half of 2013. We are also encouraged by the clinical progress Auxilium is making for XIAFLEX in Dupuytren’s contracture patients with multiple palpable cords, cellulite and frozen shoulder. We anticipate reporting development progress for all of these indications beginning later this year.”

Fourth Quarter & Full Year 2012 Financial Results

BioSpecifics reported net income of $1.1 million for the fourth quarter ended December 31, 2012, or $0.17 per basic share and $0.16 per share on a fully diluted basis, compared to net income of $71,326, or $0.01 per basic and diluted common share for the same period in 2011. For the full year ended December 31, 2012, the Company reported net income of $3.0 million, or $0.47 per share on a basic and $0.43 per share on a fully diluted basis, compared to net income of $6.6 million, or $1.04 per share on a basic and $0.95 on a fully diluted basis in the same period in 2011.

Total revenue for the fourth quarter of 2012 was $3.5 million, compared to $2.6 million for the same period in 2011. For the full year ended December 31, 2012, total revenue was $11.1 million, compared to $11.4 million in the same period in 2011.

Royalty, mark-up on cost of goods sold, and earn-out revenues for the fourth quarter of 2012 were $2.5 million, compared to $1.9 million for the same period in 2011. Royalty and mark-up on cost of goods sold revenues recognized under BioSpecifics’ agreement with Auxilium Pharmaceuticals, Inc. (Auxilium) for the fourth quarter of 2012 were $1.6 million, compared to $1.1 million for the same period in 2011. Royalty revenues recognized from DFB Biotech, Inc. for the fourth quarter of 2012 were $0.8 million compared to $0.7 million for the same period in 2011. Total royalty, mark-up on cost of goods sold and earn-out revenues for the year ended December 31, 2012 increased to $9.2 million as compared to $6.3 million in the same period in 2011.

Total licensing fees consisting of licensing and sublicensing fees and milestones for the year ended December 31, 2012 were $2.0 million, compared to $5.0 million in the same period in 2011. Licensing fees recognized from Auxilium for the full year 2012 and 2011 were $0.4 million in each period. These licensing fees related to cash payments received in prior years and amortized over the expected development period. Sublicensing fees recognized for the full year ended December 31, 2012 were $570,000 compared to $750,000 in the same period in 2011. 2012 sublicensing fees were related to the $10.0 million paid to Auxilium by Actelion Pharmaceuticals Ltd. (Actelion) for the rights to develop and commercialize XIAFLEX for the treatment of Dupuytren's contracture and Peyronie's disease in Canada, Australia, Brazil and Mexico. 2011 sublicensing fees were related to the $15.0 million paid to Auxilium by Asahi Kasei Pharma Corporation for the rights to commercialize XIAFLEX for the treatment of Dupuytren's contracture and Peyronie's disease in Japan.

Milestone revenue recognized for the years ended December 31, 2012 and 2011 were $1.0 million and $3.8 million, respectively. In 2012, BioSpecifics recognized a $1.0 million milestone related to the U.S. Food and Drug Administration’s (FDA) December 2012 acceptance of Auxilium’s supplemental Biologics License Application (sBLA) for XIAFLEX for the potential treatment of Peyronie's disease. BioSpecifics also recognized a milestone of $28,500 related to the Notice of Compliance (approval) granted by Health Canada for XIAFLEX for the treatment of Dupuytren's contracture for adult patients with a palpable cord in Canada to Auxilium. In 2011, BioSpecifics recognized a $2.6 million milestone related to the first sale of XIAFLEX in Europe, a $637,500 milestone related to the first sale of XIAFLEX in Germany, and a $637,500 milestone related to the first sale of XIAFLEX in Spain.

Research and development expenses for the fourth quarters of 2012 and 2011 were $0.3 million in each period. For the year ended December 31, 2012, research and development expenses were $1.2 million, compared to $1.0 million in the same period in 2011. This increase in research and development expenses was primarily due to expenses related to BioSpecifics’ internally-managed human and canine lipoma XIAFLEX clinical development programs.

General and administrative expenses for the fourth quarter of 2012 were $1.2 million, compared to $1.1 million for the same period in 2011. For the year ended December 31, 2012, general and administrative expenses were $4.8 million, compared to $5.2 million in the same period in 2011. The decrease in general and administrative expenses was due to lower stock based compensation and general legal fees partially offset by third party royalty fees and consulting fees.

Income tax expenses for the fourth quarter of 2012 were $1.0 million as compared to $1.2 million for the same period in 2011. For the year ended December 31, 2012, income tax expense was $2.2 million as compared to an income tax benefit of $1.3 million in the same period of 2011. In the 2011 period, the $1.3 million in income tax benefit consisted of an income tax expense of $2.3 million which was offset by a one-time $3.6 million tax benefit related to the Company’s deferred tax asset valuation allowance and the recording of the Company’s deferred tax assets as BioSpecifics believes that its tax assets are more likely than not to be realized as it achieved sustained profitability on an on-going annual basis. In making such determination, the Company considered all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.

As of December 31, 2012, BioSpecifics had cash and cash equivalents and investments of $8.5 million, compared to $9.0 million on September 30, 2012.

Recent Corporate Highlights:

  BioSpecifics reported today that it has completed enrollment for its 14 patient dose escalation Phase II clinical trial for the treatment of human lipoma.
  As reported by Auxilium on February 26, 2013, XIAFLEX U.S. revenue for the fourth quarter of 2012 increased 30% over the fourth quarter of 2011 to $17.5 million. For the year ended December 31, 2012, XIAFLEX U.S. revenue increased 31% over the same period in 2011 to $55.2 million.
  On February 4, 2013, The Journal of Urology electronically published the uncorrected proof of the pivotal IMPRESS (The Investigation for Maximal Peyronie's Reduction Efficacy and Safety Studies) trials. These Phase III studies were conducted by Auxilium and assessed XIAFLEX for the treatment of Peyronie's disease, an excess of inelastic collagen causing penile curvature deformity, and demonstrated the significant therapeutic opportunity of XIAFLEX for this indication.
  In January 2013, Auxilium exercised its exclusive option under the Second Amended and Restated Development and License Agreement, dated as of August 31, 2011, to expand the field of its license for injectable collagenase to include the potential treatment of adult patients with edematous fibrosclerotic panniculopathy, commonly known as cellulite. BioSpecifics received a license fee payment of $500,000 in January 2013 in connection with this exercise.

  In December 2012, Auxilium’s sBLA submission to the FDA for XIAFLEX for the potential treatment of Peyronie’s disease was accepted for filing. BioSpecifics received a $1 million milestone payment from Auxilium in January 2013 in connection with this acceptance by the FDA.
  In June 2012, Auxilium announced positive top-line efficacy and safety results of the IMPRESS studies' co-primary endpoints. In IMPRESS I and IMPRESS II at 52 weeks, both co-primary endpoints met statistical significance for mean percent improvement in penile curvature deformity and mean improvement in the Peyronie’s Disease Questionnaire bother domain for XIAFLEX subjects vs. placebo patients. Additionally, XIAFLEX was generally well-tolerated. If approved by the FDA, XIAFLEX is expected to be the first and only biologic therapy indicated for the treatment of Peyronie’s disease.
  In July 2012, Auxilium announced positive top-line data from the open-label Phase IIIb clinical trial designed to assess the safety and efficacy of concurrent administration of two injections of XIAFLEX into the same hand of adult Dupuytren's contracture patients with multiple palpable cords. In this study, 60 patients at eight sites throughout the U.S. and Australia received two concurrent injections of 0.58 mg of XIAFLEX per affected hand and efficacy was based on a single injection per contracted joint. At 30 days, 60% of all joints, 76% of metacarpophalangeal and 33% proximal interphalangeal joints achieved clinical success (defined as joint correction to 0 to 5 degrees) following this single injection when two 0.58 mg doses of XIAFLEX were administered concurrently into the same hand.

Upcoming Anticipated Events:

  BioSpecifics’ Clinical Indications for XIAFLEX:

  BioSpecifics plans to complete enrollment in its Phase II trial, Chien-804, evaluating 32 canines with benign subcutaneous lipomas randomized 1:1 XIAFLEX to placebo in the first half of 2013.

  The Company expects to report top-line data from both its Phase II clinical trial for the treatment of human lipoma and Chien-804 in the second half of 2013.

  XIAFLEX for Dupuytren’s Contracture:

  Auxilium anticipates that U.S. full year 2013 XIAFLEX net revenues will be in the range of $65 to $75 million and ex-U.S. and deferred revenues for XIAFLEX will be in the range of $10 to $15 million.

  Auxilium is currently conducting an open-label clinical trial evaluating XIAFLEX for the concurrent treatment of multiple palpable cords in approximately 600 adult patients with Dupuytren’s contracture in the U.S, Australia, New Zealand and the EU. This study began enrollment in the third quarter of 2012 and top-line data are expected in the first quarter of 2014. If successful, this study may allow Auxilium to seek a XIAFLEX label expansion from the FDA for the concurrent treatment of multiple palpable cords in adult Dupuytren's contracture patients.

  In the third quarter of 2012, Auxilium completed enrollment in its Phase IV Dupuytren's contracture retreatment clinical trial. Top-line data from this study are expected in the fourth quarter of 2013.

  Actelion, Auxilium’s partner in Canada, plans to launch XIAFLEX in Canada in the first half of 2013.

  Additional Clinical Indications for XIAFLEX:

  Under the Prescription Drug User Fee Act, the FDA is expected to take action by September 6, 2013 on Auxilium’s application for the U.S. approval of XIAFLEX for the treatment of Peyronie’s disease. If approved, Auxilium plans to execute the commercial launch in the fourth quarter of 2013 and submit a Marketing Authorisation Application to the European Medicines Agency.

  Auxilium is also currently managing the clinical development of XIAFLEX for the treatment of cellulite and frozen shoulder syndrome (adhesive capsulitis). In the third quarter of 2012, Auxilium completed enrollment in its cellulite Phase Ib and frozen shoulder Phase IIa studies. Following positive top-line 30-day data from the Phase Ib single site, open-label dose escalation study of XIAFLEX for the potential treatment of cellulite that was reported in December 2012, Auxilium announced that it planned to initiate a Phase II clinical trial in the second half of 2013. Top-line data from the Phase IIa study of XIAFLEX for frozen shoulder are expected in the first quarter of 2013, and Auxilium plans to initiate a Phase II study in the second half of 2013.

Upcoming Annual Meeting:

  The Company announced that its Board of Directors has scheduled the Company’s Annual Meeting of Stockholders to be held on June 19, 2013 in New York City.

Webcast and Conference Call

BioSpecifics will host a conference call today at 4:30 p.m. EDT to discuss these fourth quarter and full year 2012 results.

In order to participate in the conference call, please dial 1-800-860-2442 (domestic) or 1-412-858-4600 (international). The live webcast can be accessed under “Calendar of Events” in the Investor Relations section of the Company’s website at www.biospecifics.com or you may use the link: http://www.videonewswire.com/event.asp?id=92436.

A replay of the call will be available one hour after the end of the conference on March 12, 2013 until 9:00 a.m. EDT on March 27, 2013. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10025434. The archived webcast will be available for 90 days in the Investor Relations section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications. Injectable collagenase is currently marketed as XIAFLEX® in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord by Auxilium Pharmaceuticals, Inc. (Auxilium) and is approved for Dupuytren’s contracture in the European Union, Switzerland and Canada. XIAFLEX is also in clinical development for the treatment of several additional promising indications. A supplemental Biologics License Application is currently under standard review at the U.S. Food and Drug Administration for XIAFLEX for the treatment of Peyronie’s disease. Auxilium is also testing XIAFLEX for frozen shoulder syndrome (adhesive capsulitis) and cellulite in Phase IIa and Phase Ib clinical trials, respectively. BioSpecifics is currently managing the development of XIAFLEX for two indications, human lipoma and canine lipoma (Chien-804), both of which are in Phase Il clinical trials. Auxilium is currently partnered with Asahi Kasei Pharma Corporation for the development and commercialization of injectable collagenase for Dupuytren’s contracture and Peyronie’s disease in Japan and with Actelion Pharmaceuticals Ltd. for the same indications in Canada, Australia, Brazil and Mexico. Pfizer Inc. has marketing rights to XIAPEX® (the EU trade name for XIAFLEX) for Dupuytren’s contracture in 46 countries in Eurasia through April 24, 2013. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements.” The forward-looking statements include statements concerning, among other things, the timing of the review and potential approval by the FDA of XIAFLEX as a treatment for Peyronie’s disease; the timing of the potential US commercial launch and submission of the MAA to the EMA with respect to the use of XIAFLEX for the treatment of Peyronie’s disease and its commercial potential; the development progress of various indications and the extent to which these indications are promising; the expectation of XIAFLEX to be the first and only biologic therapy indicated for the treatment of Peyronie’s disease; the timing of completing enrollment in BioSpecifics’ Phase II trial of XIAFLEX for the treatment of canine lipoma; the timing of reporting top-line data from BioSpecifics’ Phase II trials of XIAFLEX for the treatment of human and canine lipoma; the anticipated net revenues of XIAFLEX in respect of Dupuytren’s contracture-related sales; the timing of making XIAFLEX available in Canada as a treatment for Dupuytren’s contracture; the timing of results from Auxilium’s clinical trials for Dupuytren’s contracture (release of top-line data for contracture retreatment clinical trial and multi-cord trial) and frozen shoulder; the potential for Auxilium to seek from the FDA a XIAFLEX label expansion for the concurrent treatment of multiple palpable cords in adult Dupuytren’s contracture patients; the timing for Auxilium to initiate a phase II trial of XIAFLEX as a treatment for cellulite; the timing for Auxilium to initiate a Phase II trial of XIAFLEX as a treatment for frozen shoulder; and the potential market for XIAFLEX as a treatment for various indications. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of BioSpecifics’ partner, Auxilium, and its partners, Asahi Kasei Pharma Corporation and Actelion Pharmaceuticals Ltd., to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma, all of which will determine the amount of milestone, royalty and sublicense income BioSpecifics may receive; the potential of XIAFLEX to be used in additional indications; the timing of results of any clinical trials; the receipt of any applicable milestone payments from Auxilium; whether royalty payments BioSpecifics is entitled to receive will exceed set-offs; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q for the first, second and third quarters of 2012 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31		December 31
	2012	2011	2012	2011
	(Unaudited)		(Audited)
Revenues:
Net sales	$6,091	$8,541	$18,219	$21,998
Royalties	2,457,299	1,853,276	9,155,654	6,314,959
Licensing revenue	1,044,881	746,775	1,971,205	5,012,102
Consulting fees	-	-	-	46,667
Total Revenues	3,508,271	2,608,592	11,145,078	11,395,726

Costs and expenses:
Research and development	302,636	265,063	1,249,755	972,078
General and administrative	1,160,703	1,059,194	4,774,828	5,231,881
Total costs and expenses	1,463,339	1,324,257	6,024,583	6,203,959

Operating income	2,044,932	1,284,335	5,120,495	5,191,767

Other income (expense):
Interest Income	7,078	14,719	34,634	55,780
Other, net	-	1,344	-	15,823
	7,078	16,063	34,634	71,603

Income before income tax	2,052,010	1,300,398	5,155,129	5,263,370
Income tax benefit (expense)	(951,054)	(1,229,072)	(2,174,054)	1,338,256

Net income	$1,100,956	$71,326	$2,981,075	$6,601,626

Basic net income per share	$0.17	$0.01	$0.47	$1.04
Diluted net income per share	$0.16	$0.01	$0.43	$0.95

Shares used in computation of basic net income per share	6,381,665	6,350,770	6,351,245	6,340,648
Shares used in computation of diluted net income per share	6,971,453	6,857,966	6,981,527	6,952,386

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	December 31
	2012	2011
Cash and cash equivalents	$3,383,737	$3,196,831
Short term investments	5,120,000	5,000,000
Accounts and income tax receivable, net	5,133,430	3,481,637
Deferred tax assets	1,573,051	3,047,955
Working capital	13,151,273	11,970,264
Total assets	18,390,264	16,265,073
Long-term liabilities	207,390	276,520
Total stockholders' equity	17,458,346	14,872,314